As filed with the Securities and Exchange Commission on May 19, 2006

Registration No. 333-114474

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iVILLAGE INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	13-3845162
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

500 Seventh Avenue, New York, New York  10018

(212) 600-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jeremy J. Wolk
Senior Vice President and Deputy General Counsel
iVillage Inc.
500-512 Seventh Avenue
New York, New York  10018
(212) 600-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Richard V. Smith, ESQ.
Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105

Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters those shares of common stock that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is filed as a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-114474) filed by iVillage Inc. (“iVillage”) with the Securities and Exchange Commission (the “Commission”) on April 14, 2004 (the “Registration Statement”) relating to 1,635,110 shares of iVillage’s common stock, par value $0.01 per share (the “Common Stock”).

On May 15, 2006, NBC Universal, Inc. (“NBC”), iVillage Acquisition Corp., a wholly owned subsidiary of NBC (“Merger Sub”), and iVillage completed the merger of Merger Sub with and into iVillage (the “Merger”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of March 3, 2006, by and among such parties. As a result of the Merger, iVillage became a wholly owned subsidiary of NBC and each issued and outstanding share of iVillage’s common stock was cancelled in exchange for the right to receive $8.50 in cash per share, without interest. The iVillage common stock ceased trading on The Nasdaq National Market at the close of business on May 15, 2006.

In connection with the closing of the Merger, iVillage has terminated all offerings of iVillage common stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by iVillage in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of iVillage which remain unsold at the termination of the offering, iVillage hereby removes from registration all shares of the iVillage common stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of New York, State of New York, on this 18th day of May, 2006.

By:	/s/ Steven A. Elkes
Steven A. Elkes Chief Financial Officer, Executive Vice President, Operations and Business Affairs & Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 18th day of May 2006.

Signature	Title

/s/ Douglas W. McCormick	Chief Executive Officer
Douglas W. McCormick	(Principal Executive Officer)

/s/ Steven A. Elkes	Chief Financial Officer, Executive Vice President,
Steven A. Elkes	Operations and Business Affairs & Secretary
(Principal Financial Officer)

/s/ Richard J. Kolberg	Senior Vice President, Chief Accounting Officer &
Richard J. Kolberg	Controller
(Principal Accounting Officer)

/s/ Bruce Campbell	Director
Bruce Campbell

/s/ Mark Keim	Director
Mark Keim

[Majority of the Board]

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